EXHIBIT 10.3

SETTLEMENT AGREEMENT AND RELEASE

I.           PARTIES

This Settlement Agreement and Release (the “Settlement Agreement”) is entered into by and among: the United States of America, acting through the United States Department of Justice on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), the TRICARE Management Activity (“TMA”), the Veterans’ Affairs Administration (“VA”), and the United States Office of Personnel Management (“OPM”) (collectively, the “United States”); Forest Laboratories, Inc., and Forest Pharmaceuticals, Inc. (collectively, “Forest”); and Christopher Gobble, Joseph Piacentile, Constance Conrad, and Jim Conrad (collectively, the “Relators”).  Collectively, all of the above will be referred to as the “Parties.”

II.           PREAMBLE

As a preamble to this Settlement Agreement, the Parties agree to the following:

A. At all relevant times, Forest Laboratories, Inc., was a Delaware corporation headquartered in New York, New York, and Forest Pharmaceuticals, Inc., a Delaware corporation headquartered in St. Louis, Missouri, was a wholly owned subsidiary of Forest Laboratories, Inc.
B. At all relevant times, Forest distributed, marketed, and sold pharmaceutical products in the United States, including the drugs sold under the trade names Celexa (generic name citalopram hydrobromide), Lexapro (generic name escitalopram oxalate), and Levothroid (generic name levothyroxine sodium tablets, USP).
C. The Relators listed herein have filed the following qui tam actions against Forest (collectively the “Civil Actions”):
1. United States ex rel. Christopher R. Gobble, et al. v. Forest Laboratories, Inc. & Forest Pharmaceuticals, Inc., Civil Action No. 03–10395–NMG (D. Mass.) (the “Gobble qui tam action”);
2. United States ex rel. Joseph Piacentile, et al. v. Forest Laboratories, Inc., Civil Action No. 05–10201–NMG (D. Mass.) (the “Piacentile qui tam action”);
3. United States ex rel. Constance Conrad v. Forest Pharmaceuticals, Inc., et al., Civil Action No. 02–11738–NG (D. Mass.) (the “Conrad qui tam action”); and
4.
D. The United States intervened in the Gobble qui tam action and the Piacentile qui tam action on November 14, 2008.  The District of Columbia and the states of California, Delaware, Florida, Illinois, Massachusetts, Michigan, New York, Oklahoma, Texas, Virginia, and Wisconsin filed notices of intervention in those actions on February 13, 2009.  The United States filed its Complaint in Intervention in those actions (the “United States Complaint in Intervention”) on February 13,2009.
E. On such date as may be determined by the Court, Forest Pharmaceuticals, Inc. (“FPI”) will enter a plea of guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) to an Information, attached as Exhibit A to a plea agreement into which FPI is entering simultaneously with the execution of this Settlement Agreement, to be filed in United States of America v. Forest Pharmaceuticals, Inc., Criminal Action No. [to be assigned] (D. Mass.) (the “Criminal Action”).
F. The United States alleges that Forest caused claims for payment for the drugs Celexa, Lexapro, and Levothroid to be submitted to the Medicaid program, 42 U.S.C. §§ 1396–1396w–5, the TRICARE Program (formerly known as the Civilian Health and Medical Program of the Uniformed Services), 10 U.S.C. §§ 1071–1110a, and the Federal Employees Health Benefits Program (“FEHBP”), 5 U.S.C. §§ 8901–8914, and that Forest caused the VA to purchase those drugs (collectively “the Federal Health Care Programs”).
G. The United States contends that it and the Medicaid Participating States (as defined below) have certain civil claims against Forest, as specified below, for engaging in the following alleged conduct (hereinafter referred to as the “Covered Conduct”):
1. During the period January 1998 through December 2005, Forest knowingly caused false or fraudulent claims for Celexa and Lexapro to be submitted to the Federal Health Care Programs by promoting the sale and use of Celexa and Lexapro to physicians for pediatric uses (including by disseminating false and misleading information about the safety and efficacy of Celexa and Lexapro in treating pediatric patients), as set forth in the United States Complaint in Intervention, when those uses were not approved by the Food and Drug Administration (“FDA”), were not medically accepted indications (as defined by 42 U.S.C. § 1396r8(k)(6)), and were not covered by Federal Health Care Programs.
2. During the period January 1998 through December 2005, Forest knowingly caused false or fraudulent claims for Celexa and Lexapro to be submitted to the Federal Health Care Programs and caused the VA to purchase those drugs by offering and paying illegal remuneration to physicians as set forth in the United States Complaint in Intervention to induce the physicians to promote and to prescribe Celexa and Lexapro, in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a–7b(b)(2).
3. During the period August 2001 through December 2005, Forest knowingly caused false or fraudulent claims to be submitted to the Federal Health Care Programs and caused purchases by the VA through its distribution of a drug, Levothroid, that did not qualify as a covered outpatient drug (as defined in 42 U.S.C. § 1396r–8(k)(2)).  In 1997, FDA determined that oral levothyroxine sodium products, including Levothroid, were “new drugs.” FDA later announced that it would exercise its discretion not to take enforcement action against a manufacturer for distribution of an unapproved oral levothyroxine sodium product if, among other things, the manufacturer phased down distribution of its unapproved oral levothyroxine sodium product over a two-year period following August 14, 2001.  Notwithstanding FDA’s announcement, Forest increased distribution of its unapproved oral levothyroxine sodium product, Levothroid, after August 14, 2001, and failed to advise CMS that unapproved Levothroid no longer qualified as a covered outpatient drug under 42 U.S.C. § 1396r–8(k)(2).
H. The United States also contends that it has certain administrative claims against Forest for engaging in the Covered Conduct.
I. Forest has entered into or will be entering into separate settlement agreements, described in Paragraph III.1(b) below (hereinafter referred to as the “Medicaid State Settlement Agreements”) with certain states and the District of Columbia in settlement of the Covered Conduct.  States with which Forest executes a Medicaid State Settlement Agreement in the form to which Forest and the National Association of Medicaid Fraud Control Units (“NAMFCU”) Negotiating Team have agreed, or in a form otherwise agreed to by Forest and an individual state, shall be defined as “Medicaid Participating States.”
J. This Settlement Agreement is made in compromise of disputed claims.  This Settlement Agreement is neither an admission of facts or liability by Forest, nor a concession by the United States that its claims are not well-founded.  Forest expressly denies the contentions and allegations of the United States and Relators as set forth herein and in the Civil Actions and denies that it engaged in any wrongful conduct, except as to such admissions that FPI is required to make under the terms of the plea agreement into which FPI is entering simultaneously with the execution of this Settlement Agreement.  Neither this Settlement Agreement or its execution, nor the performance of any obligation arising under it, including any payment, nor the fact of settlement is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting on the merits of the dispute by any party to this Settlement Agreement.
K. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III.           TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Settlement Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:
1. Subject to the terms and conditions set forth below, Forest agrees to pay to the United States and the Medicaid Participating States, collectively, the total amount of $149,158,057.66 in principal, plus interest as described herein (“Settlement Amount”).  The Settlement Amount shall constitute a debt immediately due and owing to the United States and the Medicaid Participating States on the Effective Date of this Agreement.  This debt shall be discharged by payments to the United States and the Medicaid Participating States as follows:
a. Forest shall pay to the United States the principal sum of $88,833,560.18 plus interest accrued on that sum at a rate of 3.25% per annum, beginning June 1, 2009, and continuing through the day before full payment (“Federal Settlement Amount”).  The Federal Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions from the United States.  Forest shall make this electronic funds transfer no later than seven business days after the Effective Date of this Settlement Agreement.
b. Forest shall deposit the principal sum of $60,324,497.48 plus interest accrued on that sum at a rate of 3.25% per annum, beginning June 1, 2009, and continuing through the day before such deposit (“State Settlement Amount”), into one or more interest-bearing money market or bank accounts held in the name of Forest but segregated from other Forest accounts (the “State Settlement Accounts”), and shall administer funds from those accounts pursuant to terms and conditions to be agreed upon by Forest and the NAMFCU Negotiating Team and as set forth in the individual Medicaid State Settlement Agreements.  Forest shall make this deposit on a date to be agreed with the NAMFCU Negotiating Team.  Funds not released to Medicaid Participating States and remaining in the State Settlement Accounts at the conclusion of the State settlement process agreed upon by Forest and the NAMFCU Negotiating Team shall, together with any accrued interest thereon, revert to Forest at the conclusion of the State settlement process and shall thereupon be deducted from the amount referred to herein as the Settlement Amount.
c. Contingent upon the United States receiving the Federal Settlement Amount from Forest and as soon as feasible after receipt, the United States agrees to pay the following Relators the following amounts plus their proportionate share of interest accrued on the Federal Settlement Amount described in (a) above as Relator’s Share of the proceeds pursuant to 31 U.S.C. § 3730(d):

(1)	Christopher Gobble: $10,948,312;
(2)	Joseph Piacentile (by agreement, Piacentile’s share shall be included in Gobble’s Relator Share above); and
(3)	Constance Conrad: $3,664,758.

All Relators in the Civil Actions listed in Preamble Paragraph C, above, represent and agree that no other Relator payments shall be made, due, or owed by the United States with respect to the matters covered by this Agreement.
2. Forest agrees to pay Relators’ attorneys’ fees and costs, as contemplated by 31 U.S.C. § 3730(d), in accordance with the terms set forth in separate agreements being entered into simultaneously with the execution of this Settlement Agreement with each of Relator Gobble, Relator Piacentile, and Relators Constance Conrad and Jim Conrad.
3. Subject to the exceptions in Paragraph III.8, below, in consideration of the obligations of Forest set forth in this Settlement Agreement, and conditioned upon Forest’s full payment of the Settlement Amount in accordance with the terms of Paragraph III.1, above, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Forest, its predecessors, and its current and former divisions, parents, affiliates, subsidiaries, successors and assigns, and their current and former directors, officers, and employees from any civil or administrative monetary claim that the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729–3733, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a–7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801–3812, any statutory provision creating a cause of action for civil damages or civil penalties which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, 0.45(d), and common law claims for fraud, disgorgement, payment by mistake, breach of contract and unjust enrichment.
4. In consideration of the obligations of Forest set forth in this Settlement Agreement, and conditioned upon Forest’s full payment of the Settlement Amount in accordance with the terms of Paragraph III.1, above, Relators, for themselves and for their heirs, successors, attorneys, agents, assigns, and any other person or entity acting on their behalf or asserting their rights, agree to dismiss with prejudice any currently pending claims against Forest in any federal or state court or in any other forum, and fully and finally release, waive and forever discharge Forest, its predecessors, and its current and former divisions, parents, subsidiaries, affiliates, successors and assigns, and their current and former directors, officers, and employees from any claims or allegations that the United States has or may have under the False Claims Act, 31 U.S.C. §§ 3729–3733, for the Covered Conduct, and from all liability, claims, allegations, demands, actions or causes of action whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation, or under common law or that they otherwise would have standing to bring, including, without limitation, any claim that the Relators asserted or could have asserted in the Civil Actions, and, conditioned upon receipt of payment for attorneys’ fees and costs as contemplated in Paragraph III.2, above, any claims they might assert for expenses, attorneys’ fees, and costs under 31 U.S.C. § 3730(d) or any similar federal or state statute; provided, however, that this Agreement does not resolve Relator Gobble’s claims for retaliatory discharge and associated fees and expenses pursuant to 31 U.S.C. § 3730(h), which are explicitly preserved in the Stipulation of Dismissal described in Paragraph III.19 below, and Forest reserves any claims or defenses that it may assert relating in any way to such claims.
5. In consideration of the obligations of Forest set forth in this Settlement Agreement and the Corporate Integrity Agreement (“CIA”) entered into between OIG-HHS and Forest Laboratories, Inc., and conditioned upon Forest’s full payment of the Settlement Amount in accordance with the terms of Paragraph III.1, above, OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a–7b(f) against (a) Forest under 42 U.S.C. § 1320a–7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a–7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph III.8 (concerning excluded claims), below, and as reserved in this Paragraph; or (b) FPI under 42 U.S.C. § 1320a–7(b)(1) (permissive exclusion for conviction relating to fraud) based on FPI’s agreement to plead guilty to the charges in the Criminal Action referenced in Preamble Paragraph E, except as reserved in Paragraph III.8 (concerning excluded claims), below, and as reserved in this Paragraph.  OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Forest from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a–7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph III.8, below.
6. In consideration of the obligations of Forest set forth in this Settlement Agreement, and conditioned upon Forest’s full payment of the Settlement Amount in accordance with the terms of Paragraph III.1, above, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against Forest under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph III.8 (concerning excluded claims), below, and as reserved in this Paragraph.  TMA expressly reserves authority to exclude Forest from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct.  Nothing in this Paragraph precludes TMA from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph III.8, below.
7. In consideration of the obligations of Forest set forth in this Settlement Agreement, and conditioned upon Forest’s full payment of the Settlement Amount in accordance with the terms of Paragraph III.1, above, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion against Forest under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph III.8 (concerning excluded claims), below, and except if excluded by OIG-HHS pursuant to 42 U.S.C. § 1320a–7(a).  Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph III.8, below.
8. Notwithstanding any term of this Settlement Agreement, the United States specifically does not release hereby any person or entity (including Forest and Relators) from any of the following claims or liabilities:
a. Any civil, criminal, or administrative liability arising under Title 26, United States Code (Internal Revenue Code);
b. Any criminal liability;
c. Except as explicitly stated in this Settlement Agreement, any administrative liability, including mandatory exclusion from Federal Health Care Programs;
d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e. Any liability based upon such obligations as are created by this Settlement Agreement;
f. Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
g. Any liability for failure to deliver goods or services due; and
h. Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.
9. Relators and their heirs, successors, attorneys, agents, and assigns agree not to object to this Settlement Agreement and agree and confirm that this Settlement Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and expressly waive the opportunity for a hearing on any objections to this Settlement Agreement pursuant to 31 U.S.C. § 3730(c)(2)(B).  Conditioned upon receipt of his or her Relator’s Share, each Relator, for himself/herself individually, and for his/her heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730, from any claims arising from the filing of the Civil Actions, and from any other claims for a share of the Settlement Amount, and in full settlement of any claims Relators may have under this Settlement Agreement.  Relator Gobble’s claims for damages, costs, and attorney’s fees from Forest pursuant to 31 U.S.C. § 3730(h) are not waived or released and shall survive the execution of this Settlement Agreement.  This Settlement Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relators arising under Title 26, United States Code (Internal Revenue Code), or any claims arising under this Settlement Agreement.
10. Forest waives and shall not assert any defenses Forest may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Settlement Agreement bars a remedy sought in such criminal or administrative action.  Nothing in this Paragraph or any other provision of this Settlement Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
11. Forest fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Forest has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution of civil claims arising out of or in connection with the Covered Conduct.
12. Forest fully and finally releases the Relators from any claims (including for attorney’s fees, costs, and expenses of every kind and however denominated) that Forest has asserted, could have asserted, or may assert in the future against the Relators, related to the Covered Conduct or the Relators’ investigation and prosecution thereof, but expressly reserves any claims or defenses Forest may assert relating in any way to the claims set forth in the Gobble qui tam action that are not dismissed pursuant to the Stipulations of Dismissal described in Paragraph III.19 below.
13. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, any TRICARE, FEHBP, or VA carrier, or any state payer, related to the Covered Conduct; and Forest shall not resubmit to any Medicare carrier or intermediary, any TRICARE, FEHBP, or VA carrier, or any state payer any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.
14. Forest agrees to the following:
a. Unallowable Costs Defined:  that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205–47, in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395–1395iii and 1396–1396w–1, and in the regulations and official program directives promulgated thereunder) incurred by or on behalf of Forest, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, FEHBP, and VA health care program:
(1) the matters covered by this Settlement Agreement;
(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Settlement Agreement;
(3) Forest’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Settlement Agreement (including attorneys’ fees);
(4) the negotiation and performance of this Settlement Agreement;
(5) the payment Forest makes to the United States pursuant to this Settlement Agreement and any payments that Forest may make to Relators, including costs and attorney’s fees; and
(6) the negotiation of, and obligations undertaken pursuant to the CIA to:

(i)	retain an independent review organization to perform annual reviews as described in Section III.D of the CIA; and
(ii)	prepare and submit reports to the OIG-HHS.

However, nothing in this paragraph III.14.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Forest.  (All costs described or set forth in this Paragraph III.14.a. are hereinafter “Unallowable Costs.”)
b. Future Treatment of Unallowable Costs:  These Unallowable Costs shall be separately determined and accounted for by Forest, and Forest shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Forest or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, FEHBP, or VA Programs.
c. Treatment of Unallowable Costs Previously Submitted for Payment:  Forest further agrees that, within 90 days of the Effective Date of this Settlement Agreement, it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, FEHBP, and VA fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Forest or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs.  Forest agrees that the United States, at a minimum, shall be entitled to recoup from Forest any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously submitted cost reports, information reports, cost statements, or requests for payment.
Any payments due after any such adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies.  The United States reserves its rights to disagree with any calculations submitted by Forest or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Forest or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.
d. Nothing in this Settlement Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Forest’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
15. Forest agrees to cooperate fully and truthfully with the United States’ investigation relating to the Covered Conduct of individuals and entities not released in this Settlement Agreement.  Upon reasonable notice, Forest shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.
16. This Settlement Agreement is intended to be for the benefit of the Parties only.  Other than as set forth in this Settlement Agreement, the Parties do not release any claims against any other person or entity.
17. Forest agrees that it waives and shall not seek payment for any of the health care billings covered by this Settlement Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
18. Forest warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment of the Settlement Amount.  Further, the Parties warrant that, in evaluating whether to execute this Settlement Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Forest, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange.  Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Forest was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
19. Upon receipt of the payments described in Paragraph III.1, above, the United States will file a Notice of Intervention in the Conrad qui tam action wherein the United States will intervene as to claims asserted against Forest concerning the Covered Conduct, and the Parties will file Stipulations of Dismissal, in the form attached hereto as Attachments 1 and 2, (a) with prejudice as to the United States’ claims as to the Covered Conduct as to Forest in each of the Gobble qui tam action, the Piacentile qui tam action, and the Conrad qui tam action, and with prejudice as to the United States’ Complaint in Intervention in its entirety, (b) without prejudice as to the United States as to all other claims in each of the Gobble qui tam action, the Piacentile qui tam action, and the Conrad qui tam action, and (c) with prejudice as to the Relators’ claims in each of the Gobble qui tam action, the Piacentile qui tam action, and the Conrad qui tam action (provided, however, that Gobble’s retaliatory termination claims pursuant to 31 U.S.C. § 3730(h) shall be preserved).  If the Court enters Orders of Dismissal that differ from the proposed Orders of Dismissal attached hereto as Attachments 1 and 2, the Parties agree to take all reasonable and necessary steps to seek modifications of the entered Orders to conform with the attached Orders of Dismissal.
20. As soon as practicable after the Effective Date of this Settlement Agreement, Relators Constance Conrad and Jim Conrad agree to take all necessary actions to secure the dismissal with prejudice of all claims asserted against Forest, its predecessors, and/or its current and former divisions, parents, subsidiaries, affiliates, successors and assigns and/or their current and former directors, officers, and employees in the Civil Actions listed in Paragraph II.C.4, above.
21. Except as expressly provided to the contrary in this Settlement Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Settlement Agreement.
22. Forest represents that this Settlement Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
23. Relators represent that this Settlement Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
24. This Settlement Agreement is governed by the laws of the United States.  The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Settlement Agreement is the United States District Court for the District of Massachusetts, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.
25. For purposes of construction, this Settlement Agreement shall be deemed to have been drafted by all Parties to this Settlement Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
26. This Settlement Agreement constitutes the complete agreement between the Parties with respect to the Covered Conduct.  This Settlement Agreement may not be amended except by written consent of the Parties.
27. The individuals signing this Settlement Agreement on behalf of Forest represent and warrant that they are authorized by Forest to execute this Settlement Agreement.  The individuals signing this Settlement Agreement on behalf of Relators represent and warrant that they are authorized by Relators to execute this Settlement Agreement.  The United States signatories represent that they are signing this Settlement Agreement in their official capacities and that they are authorized to execute this Settlement Agreement.
28. This Settlement Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Settlement Agreement.  Facsimiles of signatures and/or electronic signatures in portable document format (.pdf) shall constitute acceptable, binding signatures for purposes of this Settlement Agreement.
29. This Settlement Agreement is binding on Forest’s successors, transferees, heirs, and assigns.
30. This Settlement Agreement is binding on Relators’ successors, transferees, heirs, and assigns.
31. All parties consent to the disclosure of this Settlement Agreement, and information about this Settlement Agreement, to the public on or after the Effective Date.
32. As used in this Settlement Agreement, the “Effective Date” shall mean the date of the signature of the last signatory to the Settlement Agreement.

THE UNITED STATES OF AMERICA

DATED: 9/15/2010	BY: /s/ Sanjay M. Bhambani
JAMIE ANN YAVELBERG SANJAY M. BHAMBHANI EVA U. GUNASEKERA Attorneys Commercial Litigation Branch Civil Division United States Department of Justice
DATED: 9/15/10	BY: /s/ Gregg Shapiro
GREGG D. SHAPIRO Assistant United States Attorney United States Attorney’s Office District of Massachusetts
DATED: 9/15/10	BY: /s/ Gregory E. Demske
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

DATED: 14 Sep 2010	BY: /s/ Laurel C. Gillespie
LAUREL C. GILLESPIE Deputy General Counsel TRICARE Management Activity United States Department of Defense
DATED: 9/14/10	BY: /s/ Shirley R. Patterson
DATED: 9/15/10
SHIRLEY R. PATTERSON
Acting Deputy Associate Director Insurance Operations
United States Office of Personnel Management

/s/ David Cope
J. DAVID COPE
Assistant Inspector General for Legal Affairs
United States Office of Personnel Management

FOREST LABORATORIES, INC. & FOREST PHARMACEUTICALS, INC. – DEFENDANTS

DATED: 9/14/2010	BY: /s/ Herschel S. Weinstein
HERSCHEL S. WEINSTEIN Vice President – General Counsel Forest Laboratories, Inc. 909 Third Avenue New York, NY 10022
DATED: 9/14/2010	BY: /s/ Christopher K. Tahbaz
MARY JO WHITE CHRISTOPHER K. TAHBAZ ANDREW J. CERESNEY KRISTIN D. KIEHN Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022

CHRISTOPHER R. GOBBLE – RELATOR

DATED: 9/14/10	BY: /s/ Marlan B. Wilbanks / SED
MARLAN B. WILBANKS Wilbanks & Bridges LLP 3414 Peachtree Rd., NE, Suite 1075 Atlanta, GA 30326
DATED: 9/14/10	BY: /s/ Philip S. Marstiller / SED
PHILIP S. MARSTILLER Philip S. Marstiller, P.C. 16 Second Street Richmond, VA 23219
DATED: 9/14/10	BY: /s/ Suzanne E. Durrell
SUZANNE E. DURRELL Durrell Law Office 180 Williams Ave. Milton, MA 02186

DR. JOSEPH PIACENTILE – RELATOR

DATED: 9/14/10	BY: /s/ David Stone
DAVID S. STONE Stone & Magnanini, LLP 150 John F. Kennedy Parkway, 4th Floor Short Hills, NJ 07078

CONSTANCE CONRAD AND JIM CONRAD – RELATORS

DATED: 9/14/10	BY: /s/ Kenneth J. Nolan
KENNETH J. NOLAN MARCELLA AUERBACH Nolan & Auerbach, P.A. 435 North Andrews Avenue Suite 401 Ft. Lauderdale, FL 33301
DATED: 9/14/10	BY: /s/ John Roddy
JOHN RODDY Roddy, Klein & Ryan 727 Atlantic Ave., 2nd Floor Boston, MA 02111